                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No. )

Filed by the Registrant                   [X]
Filed by a Party other than the
 Registrant                               [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Horizon Organic Holding Corporation
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               (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
2.  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
4.  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
5.  Total fee paid:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

-------------------------------------------------------------------------------
6.  Amount Previously Paid:

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7.  Form, Schedule or Registration Statement No.:

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8.  Filing Party:

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9.  Date Filed:

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

                      HORIZON ORGANIC HOLDING CORPORATION
                               6311 Horizon Lane
                           Longmont, Colorado 80503

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 12, 1999

To the Stockholders of Horizon Organic Holding Corporation:

  Notice Is Hereby Given that the Annual Meeting of Stockholders of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 12, 1999 at 3:00 p.m. local time at the Boulder Theatre, 2034 14th Street, Boulder, Colorado 80302 for the following purposes:

  1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

  2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 31, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                              By Order of the Board of
                                              Directors,

                                              /s/ Don J. Gaidano
                                              Don J. Gaidano
                                              Assistant Secretary

Boulder, Colorado
April 12, 1999

  All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                      HORIZON ORGANIC HOLDING CORPORATION
                               6311 Horizon Lane
                           Longmont, Colorado 80503

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 12, 1999

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of Horizon Organic Holding Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 12, 1999, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Boulder Theatre, 2034 14th Street, Boulder, Colorado 80302. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 1999, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on March 31, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1999 the Company had outstanding and entitled to vote 9,691,354 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 6311 Horizon Lane, Longmont, Colorado 80503, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

  The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8, of the Securities and Exchange Commission and the Company's Bylaws is December 14, 1999. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 annual meeting of stockholders notifies the Company of such matter prior to February 26, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                  Proposal 1

                             Election of Directors

  The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting of the directors assigned to such class in accordance with a resolution adopted by the Board of Directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of eight members. There are two directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company and except for Mr. Gordon, were previously elected by the Company's stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2002 Annual
Meeting

  Mark A. Retzloff, age 50, is a co-founder of the Company, and has served as a director of the Company since December 1991. Mr. Retzloff has held several positions with the Company, including President and Treasurer from December 1991 to May 1995, Vice President, Sales and Marketing and Treasurer from May 1995 to May 1997, Vice President, Sales from May 1997 to January 1999, and is currently serving as the Company's Senior Vice President, Corporate Development. Mr. Retzloff co-founded Alfalfa's, Inc., a natural foods supermarket chain, and served as its President and Chairman of the Board of Directors from July 1978 to June 1990. Mr. Retzloff also co-founded a national chain of natural foods grocery stores under the trade name "Rainbow Grocery" with which he was employed from 1974 through 1979. Mr. Retzloff has served on the Board of Directors of the Organic Trade Association since September 1992 and as its President since September 1996. Mr. Retzloff received a B.S. degree from the University of Michigan.


  G. Irwin Gordon, age 48, has served as a director of the Company since July 28, 1998. Mr. Gordon has served as President and Chief Operating Officer of Suiza Foods Corporation ("Suiza") since February 1998. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon served in various capacities for PepsiCo, Inc. beginning in March 1983, including most recently as Senior Vice President Global Branding for Frito Lay, from May 1996 until August 1997, Senior Vice-President Marketing from September 1992 until April 1996, Region President-- Southern Europe from November 1991 until August 1992 and President and General Manager of various international Frito Lay companies from 1985 until October 1991. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon received an Education Degree from the University of British Columbia and a Management Certificate from Stanford University.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2000 Annual Meeting

  Paul B. Repetto, age 62, a co-founder of the Company, has served as Secretary and a director of the Company since December 1991. Mr. Repetto served as the Company's Vice President, Operations from December 1991 until December 1997, Vice President, Marketing from December 1997 until January 1999, and is currently serving as the Company's Senior Vice President, Marketing. From 1988 to December 1991, Mr. Repetto served as President of Westbrae/Little Bear Natural Foods, the main unit of Vestro Foods, a public company marketing a wide variety of food products. Prior to 1988, Mr. Repetto was President of Natural Protein Products, a natural snack company he acquired. Prior to 1978, Mr. Repetto held senior positions with private advertising agencies. Mr. Repetto has served on the Steering Committee of the Organic Foods Alliance and on the Board of the Organic Foods Production Association of North America, the predecessor organizations to the Organic Trade Association. Mr. Repetto received a B.S. degree from the Massachusetts Institute of Technology.

  Clark Mandigo II, age 55, has served as a director of the Company since July 1996. Since 1991, Mr. Mandigo has been self-employed as a business consultant and investor and has owned an interest in a Papa John's Pizza franchise since April 1995. He currently serves as a director of Lone Star Steakhouse & Saloon Inc., a retail restaurant chain and as a Trustee of Accolade Funds and U.S. Global Investors Funds. Mr. Mandigo received a B.A. and a J.D. degree from the University of Kansas.

  Richard L. Robinson, age 69, has served as a director of the Company since July 1996. Mr. Robinson has been the Chairman and Chief Executive Officer of Robinson Dairy, Inc. since 1975. Mr. Robinson serves as a director of Asset Investors, Inc. and U.S. Exploration, Inc. Mr. Robinson received a B.S. degree from Colorado State University.

Directors Continuing in Office Until the 2001 Annual Meeting

  Barnet M. Feinblum, age 51, has served as the President, Chief Executive Officer and a director of the Company since May 1995. From July 1993 through March 1995, Mr. Feinblum was the President of Natural Venture Partners, a private investment company. From June 1992 until August 1993, Mr. Feinblum served as the Vice Chairman of Celestial Seasonings, Inc., a large herbal tea company ("Celestial"). From August 1976 until June 1992, Mr. Feinblum held various positions with Celestial, including President, Chief Executive Officer, Chief Operating Officer, Vice President--Finance and Chairman of the Board of Directors. Mr. Feinblum currently serves on the Board of Directors of Seventh Generation Inc. Mr. Feinblum received a B.S. degree from Cornell University and a M.B.A. from the University of Colorado.

  Thomas D. McCloskey, Jr., age 52, has served as a director of the Company since April 1994 and served as Chairman of the Board of Directors from May 1994 until November 1997. Mr. McCloskey has served as Chairman of Cornerstone Holdings, LLC (and predecessor corporation), an investment firm since 1981. Mr. McCloskey received a B.A. degree from the University of Notre Dame and a M.B.A. from The Wharton School of the University of Pennsylvania.

  Marcus B. Peperzak, age 50, has served as a director of the Company since April 1994 and Chairman of the Board of Directors since November 1997. Since October 1973, Mr. Peperzak has held the position of Chief Executive Officer of Aurora Dairy Corporation and its affiliates, one of the nation's largest production dairy farms. Mr. Peperzak received a B.S. degree from the University of California at Berkeley and completed the Harvard Business School Agribusiness Executive Program.

Board Committees and Meetings

  During the fiscal year ended December 31, 1998, the Board of Directors held six meetings. The Board currently has three standing committees, the Audit Committee, the Executive Committee and the Compensation Committee.

  The Audit Committee makes recommendations to the Board regarding the engagement of the Company's independent certified public accountants and reviews the internal accounting procedures of the Company and the scope and results of the Company's annual audit. The Audit Committee is composed of two non-employee directors: Messrs. Clark and Robinson. It met one time during such fiscal year.

  The Executive Committee is authorized to make option grants of up to 30,000 shares per year, hire and terminate officers (other than the Company's Chief Executive Officer or Chief Financial Officer) and approve certain banking matters, including authorizing the Company to incur indebtedness. The Executive Committee is composed of one employee director and one non-employee director: Messrs. Feinblum and Peperzak. It met 4 times during such fiscal year.

  The Compensation Committee administers the Company's stock option plan, including making recommendations to the Board with respect to awards thereunder, and the Company's stock purchase plan. The Compensation Committee is composed of three non-employee directors: Messrs. Mandigo, McCloskey and Robinson. It met one time during such fiscal year.

  During the fiscal year ended December 31, 1998, all directors except Mr. McCloskey attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Mr. McCloskey was unable to attend two regular meetings of the Board held during the fiscal year ended December 31, 1998.

                                  Proposal 2

               Ratification of Selection of Independent Auditors

  The Board of Directors has selected KPMG LLP as the Company's certified public accountants for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since December 28, 1996. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 15, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                        Number of Shares    Percent Beneficially
Name of Beneficial Owner(1)           Beneficially Owned(2)       Owned(2)
---------------------------           --------------------- --------------------
Suiza Foods Corporation.............        1,338,000              13.85%
 2515 McKinney Avenue
 Suite 1200
 Dallas, TX 75201

G. Irwin Gordon(3)..................        1,338,207              13.85
 2515 McKinney Avenue
 Suite 1200
 Dallas, TX 75201

Thomas D. McCloskey, Jr.(4).........          974,723              10.07

McCloskey 1998 GRAT.................          721,000               7.47

Lord Abbett & Co.(5)................          511,860               5.30
 767 Fifth Avenue
 New York, NY 10153-0203

Marcus B. Peperzak(6)...............          459,498               4.74

Paul B. Repetto(7)..................          395,065               4.08

Mark A. Retzloff(8).................          361,407               3.73

Barnet M. Feinblum(9)...............          327,591               3.33

J. Thomas Clark(10).................          149,540               1.54

Clark R. Mandigo II(11).............           88,173                *

Richard L. Robinson(12).............           50,051                *

Don J. Gaidano(13)..................           22,733                *

Jay C. Wilson(14)...................           13,334                *

All executive officers and directors
 as a group (13 persons)(15)........        4,180,322              41.98%

--------
  *  Less than one percent.

 (1) Unless otherwise set forth, all addresses are c/o the Company, 6311 Horizon Lane, Longmont, Colorado 80503.

 (2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,662,656 shares of Common Stock outstanding as of March 15, 1999 adjusted as required by rules promulgated by the SEC. All warrants are currently exercisable and share amounts include stock options exercisable within 60 days of March 15, 1999.

 (3) Includes shares held by Suiza Foods Corporation. Mr. Gordon is the President and Chief Operating Officer of Suiza Foods Corporation and disclaims any beneficial ownership of the shares held by Suiza Foods Corporation.

 (4) Includes 721,000 shares held by the McCloskey 1998 GRAT, of which Mr. McCloskey's children are the beneficiaries, 33,111 shares and warrants to purchase 4,668 shares of Common Stock held by McCloskey Children's Trust, of which Mr. McCloskey's children are the beneficiaries; 25,000 shares held by the McCloskey Trust, of which Mr. McCloskey is a trustee; 617 shares held by the Thomas D. McCloskey, Jr. and Bonnie P. McCloskey Revocable Trust 1994, of which Mr. McCloskey is a trustee, and an aggregate of 15,840 shares held in trusts by each of his four children (collectively, the "Trust Shares"); and 155,280 shares held by McCloskey Ventures LLC, of which Mr. McCloskey is a manager (the "LLC Shares"). Mr. McCloskey disclaims any beneficial interest in the Trust Shares and the LLC shares, except to the extent of his pecuniary interest in the LLC Shares arising from his role therein. Also includes 19,000 shares subject to stock options.

 (5)  Based on a Schedule 13G filing as of February 16, 1999.

 (6) Includes 54,467 shares held by Aurora Dairy Corporation Pension Plan Trust, of which Mr. Peperzak is trustee. Also includes 22,000 shares subject to stock options.

 (7) Includes 1,980 shares held by his spouse and 25,625 shares subject to stock options.

 (8) Includes 14,000 shares held by his spouse, an aggregate of 42,000 shares held in trust for his three children and 25,625 shares subject to stock options.

 (9) Includes 25,085 shares held by his spouse, 19,538 shares held by the Feinblum Investment Management LLLP and 170,000 shares subject to stock options.

(10) Includes an aggregate of 30,000 shares held in trust for his three children and 19,000 shares subject to stock options. Mr. Clark is a director of the Company until the Company's 1999 Annual Meeting of Stockholders.

(11) Includes 60,730 shares held jointly with his spouse, an aggregate of 23,236 shares held in trust for his four children and 4,000 shares subject to stock options.

(12) Includes 5,940 shares held in trust on behalf of Mr. Robinson's nieces and nephews, of which Mr. Robinson is trustee and 4,000 shares subject to stock options.

(13) Includes 1,700 shares held jointly with spouse and 7,500 shares subject to stock options.

(14)  Includes 2,500 shares subject to stock options.

(15) Includes 3,876,404 shares and 299,250 shares subject to stock options and warrants to purchase 4,668 shares held by held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 3, 4 and 6 through 14 above.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. McCloskey reported an incorrect number shares due to improper reporting of certain of his indirect holdings.

                                  MANAGEMENT

Executive Officers

  The following table sets forth certain information concerning the executive officers of the Company as of March 31, 1999:

 Name                               Age Position
 ----                               --- --------
 Marcus B. Peperzak...............   50 Chairman of the Board of Directors
                                        President, Chief Executive Officer and
 Barnet M. Feinblum...............   51 Director
                                        Senior Vice President, Marketing, and
 Paul B. Repetto..................   62 Secretary and Director
                                        Senior Vice President, Corporate
 Mark A. Retzloff.................   50 Development and Director
 Don J. Gaidano...................   50 Vice President, Finance &
                                         Administration, Chief Financial
                                         Officer, Treasurer and Assistant
                                         Secretary
 Kyle Joe Langley.................   42 Vice President, Sales
 Jay C. Wilson....................   50 Vice President, Operations

  Don J. Gaidano has served as Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since May 1997. From April 1994 until April 1997, Mr. Gaidano worked as a private financial consultant for food manufacturers and distributors. From 1974 until April 1994, Mr. Gaidano held various positions with Bromar, Inc., a food brokerage business, including Executive Vice President, Chief Financial Officer, Controller, Corporate Secretary, Treasurer and a director. Mr. Gaidano received a B.S. degree from the University of Santa Clara and is a Certified Public Accountant.

  Kyle Joe Langley has served as Vice President, Sales of the Company since January 1999. From 1977 until 1998, Mr. Langley served in various capacities at The Dannon Company, Inc., including most recently as Western Division Manager from 1994 until 1998, Central Division Manager from 1992 until 1994, Region Manager from 1988 until 1992, and District Manager from 1985 until 1988.

  Jay C. Wilson has served as Vice President, Operations of the Company since March 1998. From April 1996 until March 1998, Mr. Wilson served as Vice President of Business Development at Dole Foods Hawaii, a division of Dole Food Company, Inc. From January 1992 until April 1996, Mr. Wilson worked in two divisions of Borden, Inc., as the Region Operations Manager for Meadow Gold Dairies Western Region, and as President and General Manager of Meadow Gold Dairies Hawaii. Mr. Wilson received a B.S. degree and a M.B.A. from the University of Minnesota.

  See "Proposal 1--Election of Directors" for the biographies of other executive officers.

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Each non-employee director receives $1,000 for each Board meeting attended and $500 for each Committee meeting attended on a date separate from any Board meeting. These fees are paid in grants of shares of the Company's Common Stock, calculated by dividing the relevant amount by the per-share price, which will be equal to the fair market value of the Company's Common Stock as reported on the NASDAQ National Market on the date of such meeting. Directors also are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In the fiscal year ended December 31, 1998, the total compensation paid to non-employee directors was $9,000. In addition, the Company granted options to Mr. Gordon covering 3,000 shares of the Company's Common Stock at an exercise price of $14.875 per share.

  Beginning with the 1999 Annual Stockholders Meeting, each non-employee director will be entitled to receive a grant of options exercisable for 3,000 shares of the Company's Common Stock under the Company's

1998 Equity Incentive Plan (the "Plan") after each annual meeting of stockholders at an exercise price equal to the fair market value of the Company's Common Stock as reported on the NASDAQ National Market on the date of such annual meeting. Additionally, each non-employee director elected to serve as a director will receive an option grant exercisable for 3,000 shares of the Company's Common Stock upon his or her appointment to the Board.

  As of March 15, 1999, no options had been exercised by non-employee directors under the Plan.

Compensation of Executive Officers

  The following table shows for the fiscal years ended December 31, 1997 and 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1998 (the "Named Executive Officers"):

                          Summary Compensation Table

                                                                      Long Term
                             Fiscal Year*    Annual Compensation     Compensation
                             ------------ -------------------------- ------------
                                                          Securities  All Other
                                          Salary   Bonus  Underlying Compensation
Name and Principal Position               ($)(1)  ($)(1)  Options(#)    ($)(2)
---------------------------               ------- ------- ---------- ------------
Barnet M. Feinblum.........      1998     140,000 96,040       -0-      4,819
 President and Chief
  Executive Officer              1997     125,000 44,109    40,000      3,577

Paul B. Repetto............      1998     120,000 50,880       -0-      4,219
 Senior Vice President,
  Marketing and Secretary        1997     115,000 22,310    22,500      3,291

Mark A. Retzloff...........      1998     120,000 52,800       -0-      4,219
 Senior Vice President,
  Corporate Development          1997     115,000 30,878    22,500      3,291

Don J. Gaidano.............      1998     108,333 54,000       -0-      3,869
 Vice President, Finance &       1997(3)   58,583 14,646    30,000      1,726
  Administration,
  Chief Financial Officer,
  Treasurer and
  Assistant Secretary

Jay C. Wilson..............      1998(4)   83,333 45,800    10,000        360
 Vice President, Operations

--------
* As permitted by the rules promulgated by the SEC, no amounts are shown for 1996.

(1) Includes amounts, if any, deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Represents matching contributions made by the Company to the 401(k) Plan and premiums for long-term disability insurance paid by the Company.

(3)  Mr. Gaidano joined the Company in May 1997.

(4)  Mr. Wilson joined the Company in March 1998.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under the Plan. As of March 15, 1999, options to purchase a total of 418,688 shares were outstanding under the Plan and options to purchase 302,325 shares remained available for grant thereunder.

  The following table sets forth for the Named Executive Officers certain information regarding options granted for the fiscal year ended December 31, 1998:

                         Option Grants in Fiscal 1998

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                          Annual Rates of
                         Number of    Percent of                            Stock Price
                           Shares   Total Options                           Appreciation
                         Underlying   Granted to   Exercise             for Option Terms(3)
                          Options    Employees in    Price   Expiration --------------------
Name                     Granted(1) Fiscal Year(2) ($/Share)    Date       5%        10%
----                     ---------- -------------- --------- ---------- --------- ----------
Barnet M. Feinblum......      --          --           --         --          --         --
Paul B. Repetto.........      --          --           --         --          --         --
Mark A. Retzloff........      --          --           --         --          --         --
Don J. Gaidano..........      --          --           --         --          --         --
Jay Wilson..............   10,000        15.1%       $6.50     3/4/03     $82,958   $104,683

--------
(1) 25% of the options vest and will become exercisable upon the first anniversary of the grant date and will become exercisable as to the remainder of the grant in three equal annual installments thereafter.

(2)  Based on 66,250 total options granted in fiscal 1998.

(3) The potential realizable value is calculated assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

 Aggregated Option Exercises in Fiscal 1998 and Fiscal Year End Option Values

  The following table sets forth for the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1998 and the fiscal year end number and value of unexercised options:

                                                          Number of
                                                         Securities           Value of
                                                         Underlying          Unexercised
                                                         Unexercised        In-the-Money
                                                         Options at          Options at
                                                      December 31, 1998   December 31, 1998
                         Shares Acquired    Value       Exercisable/        Exercisable/
Name                     on Exercise(#)  Realized($) Unexercisable(#)(1) Unexercisable($)(2)
----                     --------------- ----------- ------------------- -------------------
Barnet M. Feinblum......       --            --        165,000/45,000    $2,198,800/462,550
Paul B. Repetto.........       --            --         22,500/25,000        46,651/197,387
Mark A. Retzloff........       --            --         22,500/25,000        46,651/197,387
Don J. Gaidano..........       --            --          5,000/25,000        53,250/249,750
Jay C. Wilson...........       --            --              0/10,000             0/90,000

--------
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 1998.

(2) Based on the fair market value of the Common Stock as of December 31, 1998 of $15.50 per share, minus the per share exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

Employment Agreements

  Messrs. Feinblum, Repetto and Retzloff (each, an "Executive") have entered into Amended Executive Employment Agreements (collectively, the "Employment Agreements") with effective dates as of January 1, 1998. The Employment Agreement with Mr. Feinblum provides that he will receive an annual salary of $140,000, which may be adjusted annually by the Compensation Committee, and the Employment Agreements with Messrs. Repetto and Retzloff provide that they will each receive an annual salary of $120,000, which may be adjusted annually by the Compensation Committee. Additionally, for the year ended December 31, 1998, each Executive is eligible to receive incentive bonuses in an amount up to 60% (90% for Mr. Feinblum) of his base salary and the Compensation Committee may increase such percentages for the year ended December 31, 1999. The Employment Agreements also provide that each Executive will be entitled to (i) four weeks paid vacation, (ii) participation in any employee benefit plans the Company makes available to its other employees,
(iii) life insurance in the minimum amount of $100,000, (iv) disability insurance providing at least 60% of such Executive's base salary or $6,000 per month ($7,000 per month for Mr. Feinblum), whichever amount is less, and (v) reimbursement of reasonable business expenses. Mr. Feinblum's Employment Agreement also provides that all 135,000 of the incentive stock options granted to him under the stock option agreement dated June 1, 1995 are fully vested and exercisable. All of the Employment Agreements expire on December 31, 2000. Mr. Repetto's Employment Agreement anticipates that he will retire as an operating officer of the Company on December 31, 1999. Each Employment Agreement provides that the Company may terminate the Executive at any time. If the Executive is terminated without cause or if the Executive terminates his Employment Agreement for cause, the Company is obligated to pay the Executive's salary for a period equal to the longer of (i) twelve months after the date of termination or (ii) the remainder of the employment period. In such case, the Executive also is entitled to a pro rata incentive bonus for the year in which termination occurs. The Employment Agreements also contain noncompete provisions which prohibit the Executives, without the consent of the Company, for a period of twenty-four months after the termination or expiration of the Executive's employment with the Company from (i) owning more than 5% of the outstanding stock of a publicly-traded competitive company;
(ii) owning any stock of a privately held competitive company; (iii) participating in the financing, operation, management or control of any competitive company; and (iv) soliciting employees of the Company.

                    REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of at least two non-employee directors elected by the Board of Directors. The Compensation Committee is responsible for providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The Compensation specifically reviews and approves the following matters within the following limitations:
(i) compensation, benefit, perquisite action for all corporate officers (except a corporate officer only holding the office of secretary) ("Corporate Officers"), (ii) all bonus plans, total bonus payments and individual awards to all Corporate Officers, (iii) benefit plans including profit sharing and pension program, (iv) perquisite programs and perquisites for Corporate Officers, (v) employment agreements for all Corporate Officers and for all others with base salaries in excess of $100,000. In addition, the Compensation Committee makes recommendations to the Board of Directors regarding the grant of options under the Company's stock option plans.

Base Salary

  The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.
--------
(1) Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

Bonuses

  The Company paid bonuses to its Chairman of the Board of Directors, Chief Executive Officer and four other executive officers in 1998, in amounts ranging from $45,800 to $96,040. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented from approximately 42% to 69% of such officer's base salary.

Stock-Based Incentive Compensation

  The Company adopted the 1998 Equity Incentive Plan (the "Plan") in order to provide equity based performance incentives to its employees. The Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Plan is not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for nonqualified stock options. Options to beneficial owners of 10% or more of the Company's outstanding shares may be granted at an exercise price per share of not less than 110% of fair market value. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers are already significant stockholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedule encourage a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

Chief Executive Officer Compensation

  For the fiscal year ended December 31, 1998, Barnet M. Feinblum, President and Chief Executive Officer of the Company received total cash payments of $140,000 in salary and $96,000 as a bonus. The base salary of Mr. Feinblum was set at an annual rate of $140,000 commencing January 1, 1998, which represented an increase from his base salary of $125,000 in 1997. Mr. Feinblum's base salary was increased largely on review of competitive salaries in the industry.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interest of the Company.

Conclusion

  The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes will positively affect stockholder value.

                        Compensation Committee Members
     Clark R. Mandigo II, Thomas D. McCloskey, Jr. and Richard L. Robinson

Compensation Committee Interlocks and Insider Participation

  As noted above, the Compensation Committee consists of Messrs. Mandigo, McCloskey and Robinson. None of the members of the Compensation Committee have served as executive officers of the Company. See "Certain Relationships and Related Transactions" for a description of certain transactions with these board members. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

Performance Measurement Comparison

  The following graph shows the total stockholder return on the Company's Common Stock from July 2, 1998 (the date the Company became a public company) until December 31, 1998, for (i) the Company's Common Stock, (ii) the NASDAQ Stock Market index and (iii) the Russell 2000 Equity Index. The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on July 2, 1998 and reinvestment of all dividends. The initial public offering price of the Company's Common Stock was $11.00 per share.

                           [LINE GRAPH APPEARS HERE]

|-----------|-----------------------|-------------------|----------------------|
|           |    HORIZON ORGANIC    |     PEER GROUP    |     RUSSELL 2000     |
|-----------|-----------------------|-------------------|----------------------|
|07/02/1998 |         100.00        |      100.00       |        100.00        |
|-----------|-----------------------|-------------------|----------------------|
|12/31/1998 |         140.91        |       65.73       |         92.68        |
|-----------|-----------------------|-------------------|----------------------|

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aurora Affiliates

  Mr. Peperzak is a significant stockholder of Aurora Dairy Corporation ("Aurora"), Aurora Dairy Corporation of Colorado ("ADC-Colorado"), Aurora Dairy Corporation of Texas ("ADC-Texas") and United States Dairy Company L.L.C. (collectively, the "Aurora Affiliates").

  Sublease. The Company subleased approximately 3,600 square feet of its office space under its office lease to Aurora. The term of the sublease expired on December 31, 1998. Aurora paid approximately $1,900 per month to the Company for these subleased premises.

  Cattle Sales and Exchanges. In fiscal 1997, the Idaho Dairy sold 531 conventional cows to ADC-Texas, 521 conventional cows to ADC-Colorado and 614 conventional cows to USDC for an approximate aggregate net purchase price of $1.7 million, of which $250,000 was financed by the delivery of a subordinated promissory note (the "Cattle Sale Subordinated Promissory Note") by ADC-Colorado to the Company. The outstanding principal amount of the Cattle Sale Subordinated Promissory Note was repaid in 1998. The Cattle Sale Subordinated Promissory Note bore interest at prime plus one percent.

  Dairy Herd Management Agreement. The Company recently entered into a Dairy Herd Management and Supply Agreement with Aurora pursuant to which Aurora agreed to manage Horizon's dairy herd, initially consisting of 1,050 head of cattle, on a portion of Aurora's dairy farm located in Longmont, Colorado (the "Longmont Dairy"). Unless earlier terminated by Horizon upon Aurora's failure to perform any of its material obligations contained in the agreement, the agreement will terminate on September 30, 2002. The Company has the option to renew the agreement for up to an additional 18 months. Pursuant to the agreement, the Company has agreed to pay Aurora the following amounts: (i) a cattle reimbursement fee in the amount of $50.00 per head of cattle for the first 1,050 head of cattle Horizon purchases from certain parties; (ii) a monthly fee of $80,000 per month commencing October 1, 1999 through January 31, 2000 and a minimum monthly fee of $75,000 thereafter, calculated using a formula based on the amount of milk shipped from the Longmont Dairy; and (iii) a bonus if certain cost parameters are met. In addition, at the Company's option, Aurora will raise heifers born to the dairy herd located on the Longmont Dairy for a flat fee of $1.90 per day per calf. The Company also has agreed to pay $135,000 for the facility improvements necessary to permit the Longmont Dairy to function as an organic dairy.

McCloskey Canyon Ranch

  The Company periodically houses and feeds certain of its cattle on a ranch owned by an entity controlled by Mr. McCloskey. As consideration for such housing and feeding, the Company paid such entity approximately $62,000 in 1998.

Directors' Affiliations with Company Processors and Customers

  Robinson Dairy, which is one of the Company's milk processors, is controlled by Richard L. Robinson, a director of the Company. The Company paid Robinson Dairy approximately $1,049,000 in 1998 to process organic fluid milk. Clark's Market, which purchases Horizon products through one of the Company's distributors, is controlled by J. Thomas Clark, a director of the Company.

Guarantees

  Under a continuing guarantee agreement, the Company agreed to pay Mr. Peperzak a guarantee fee equal to one percent (1%) per annum for all debt he personally guarantees for the Idaho Dairy. Mr. Peperzak received approximately $29,000 from the Company in 1998. Mr. Peperzak was released from these guarantees in 1998.

Indemnity Agreements

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

  Management believes the terms of all of the foregoing transactions were fair to the Company and were no less favorable to the Company than would have been obtained from an unaffiliated third party in arms' length negotiations. All future transactions with affiliates will be subject to the approval of the Company's disinterested directors and will be on terms believed by such directors to be no less favorable to the Company than those available from unaffiliated third parties.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                              By Order of the Board of
                                              Directors,

                                              /s/ Don J. Gaidano
                                              Don J. Gaidano
                                              Assistant Secretary

April 12, 1999

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998 is available without charge upon written request to: Corporate Secretary, Horizon Organic Holding Corporation, 6311 Horizon Lane, Longmont, Colorado 80503.

                      HORIZON ORGANIC HOLDING CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS--May 12, 1999

  The undersigned hereby appoints Barnet M. Feinblum and Don J. Gaidano (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Horizon Organic Holding Corporation, held of record by the undersigned on March 31, 1999, at the ANNUAL MEETING OF STOCKHOLDERS to be held on May 12, 1999, or any adjournment thereof.

(1) To elect two Directors to hold office until the 2002 Annual Meeting of Stockholders and until their successors are elected.

             Mark A. Retzloff                     G. Irwin Gordon

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)
             [_] FOR all nominees                 [_] WITHHOLD AUTHORITY

               (except as marked below) to vote for nominees listed

             --------------------------------------------------

(2) To ratify and approve the appointment of KPMG LLP, independent auditors of the Company for its fiscal year ending December 31, 1999.

             [_] FOR           [_] AGAINST        [_] ABSTAIN

         (Continued and to be completed and signed on the reverse side)

                        (Continued from the other side)

(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy is solicited on behalf of the Company's Board of Directors

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS.
                                          Dated:          , 1999
                                                 ---------

                                          Signed:
                                                 -----------------------------
                                                 Signature of Stockholder

                                          Signed:
                                                 -----------------------------
                                                 Signature of Stockholder

                                                 Please vote, date and sign this
                                                 proxy as your name is printed
                                                 hereon. When signing as
                                                 attorney, executory
                                                 administrator, trustee,
                                                 guardian, etc. give full title
                                                 as such. If the stock is held
                                                 jointly, each owner should
                                                 sign. If a corporation, please
                                                 sign in full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.